Exhibit 10.3

EXECUTION

October 7, 2020

Stable Road Acquisition Corp.

1345 Abbott Kinney Boulevard

Venice, California 90291

RE: Surrender and Potential Forfeiture of Parent Class B Common Stock

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), to be dated as of the date hereof, by and among Momentus Inc., a Delaware corporation (the “Company”), Stable Road Acquisition Corp., a Delaware corporation (“Parent”), Project Marvel First Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent, and Project Marvel Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent. This letter agreement (this “Letter Agreement”) is being entered into and delivered by Parent, SRC-NI Holdings, LLC, a Delaware limited liability company (“Sponsor”), and SRAC PIPE Partners LLC, a Delaware limited liability company (“SRAC Partners”) in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Sponsor hereby agree as follows:

1.	Sponsor represents and warrants that (i) it holds 4,136,029 of the issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Parent (the “Parent Class B Common Stock”) and (ii) SRAC Partners holds 176,471 of the issued and outstanding shares of Parent Class B Common Stock, as of the date of this Letter Agreement. As of the date hereof, there are 4,312,500 shares of Parent Class B Common Stock issued and outstanding.

2.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement, immediately prior to and conditioned upon the consummation of the Closing, Sponsor shall surrender 1,437,500 shares of Parent Class B Common Stock (the “Sponsor Contingent Closing Shares”) if, and only if, (i) the amount in the Trust Account (for the avoidance of doubt, prior to giving effect to the Parent Stockholder Redemptions and the payment of any Parent Transaction Costs), minus (ii) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions (the result of clauses (i) minus (ii), the “Remaining Trust Amount”), is less than $100,000,000, in which event the Sponsor Contingent Closing Shares will be cancelled by Parent for no consideration. For the avoidance of doubt, if the Remaining Trust Amount is equal to or greater than $100,000,000, then the Sponsor Contingent Closing Shares shall not be subject to forfeiture, cancellation or vesting.

3.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement, effective immediately prior to and conditioned upon the consummation of the Closing, Sponsor and SRAC Partners each hereby waive any and all rights they have or will have under Section 4.3(b)(ii) of Parent’s Amended and Restated Certificate of Incorporation to receive, with respect to each share of Parent Class B Common Stock held by Sponsor or SRAC Partners, more than one (1) share of Parent Class A Common Stock upon automatic conversion of such shares of Parent Class B Common Stock in accordance with Parent’s Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, Sponsor and SRAC Partners each hereby acknowledge and agree that pursuant to Section 4.3(b)(i) of Parent’s Amended and Restated Certificate of Incorporation, each share of Parent Class B Common Stock held by either Sponsor or SRAC Partners shall automatically convert into one (1) share of Parent Class A Common Stock.

4.	Upon and subject to the Closing, 1,437,500 shares of Parent Class A Common Stock owned by Sponsor (the “Sponsor Earnout Shares”) shall become subject to potential forfeiture upon the terms set forth in Article III of the Merger Agreement, such that such Sponsor Earnout Shares shall be forfeited if, and only if, the applicable vesting condition(s) set forth in Article III of the Merger Agreement are not satisfied prior to the expiration of the Earnout Period. If all or any portion of the Sponsor Earnout Shares vest in accordance with the terms of the Merger Agreement, any restrictive legends that have been placed on the Sponsor Earnout Shares, other than those, if any, required by applicable securities laws, shall be removed (and Parent hereby agrees to promptly cause the removal of such restrictive legends that have been placed on the applicable portion of the Sponsor Earnout Shares), and such vested Sponsor Earnout Shares shall not thereafter be subject to forfeiture, cancellation or additional vesting.

5.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, if, and as often as, the outstanding shares of Parent Class A Common Stock or Parent Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred, then the number of Sponsor Contingent Closing Shares and Sponsor Earnout Shares to be surrendered or forfeited pursuant to Section 2 or Section 4 of this Letter Agreement (and, in the case of the Sponsor Earnout Shares, Article III of the Merger Agreement), will in each case be equitably adjusted to reflect such change.

6.	Holders of the Sponsor Earnout Shares shall be entitled to vote such Sponsor Earnout Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Sponsor Earnout Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Sponsor Earnout Shares that are subject to vesting pursuant to the terms herein at the time of payment of such dividend or other distribution shall be set aside by Parent and shall be paid to the holder of such Sponsor Earnout Shares promptly following the vesting thereof (as applicable).

7.	Parent, Sponsor and to the extent applicable, SRAC Partners are subject to the terms and conditions of that certain letter agreement dated November 7, 2019 in connection with the initial public offering of Parent (the “Prior Letter Agreement”). The parties hereto acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Prior Letter Agreement; provided, that the parties agree that (and the Company, by its acceptance of this Letter Agreement, acknowledges that) (i) the phrase “one year” in clause (A) of Section 7(a) of the Prior Letter Agreement is hereby replaced with the phrase “six months”, and (ii) the phrase “at least 150 days” in clause (B)(x) of Section (7)(a) of the Prior Letter Agreement is hereby deleted.

8.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, Sponsor shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), modify or amend any Contract between or among Sponsor or any Affiliate of Sponsor (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of Parent’s Subsidiaries, on the other hand (including, for the avoidance of doubt, the Prior Letter Agreement).

9.	Sponsor and SRAC Partners each hereby acknowledge that they have read the Merger Agreement and this Letter Agreement and have had the opportunity to consult with their tax and legal advisors with respect thereto. Sponsor and SRAC Partners shall each be bound by and comply with Section 7.2 (Parent No Solicitation) and the final sentence of Section 7.8(c) (Confidentiality; Communications Plan; Access to Information) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor and SRAC Partners were original signatories to the Merger Agreement with respect to such provisions, mutatis mutandis.

10.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, at any meeting of the stockholders of Parent, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding Parent Shares entitled to vote thereon to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval of the stockholders of Parent with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement is sought, Sponsor and SRAC Partners shall each vote (or cause to be voted) all Parent Shares entitled to vote thereon currently or hereinafter owned by Sponsor and SRAC Partners in favor of the foregoing.

11.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, at any meeting of the stockholders of Parent or at any postponement or adjournment thereof or in any other circumstances upon which Sponsor’s and SRAC Partners’ vote, consent or other approval (including by written consent) of the stockholders of Parent is sought, Sponsor and SRAC Partners shall each vote (or cause to be voted) all Parent Shares entitled to vote thereon, currently or hereinafter owned by Sponsor and SRAC Partners against and withhold consent with respect to any Parent Acquisition Transaction (other than the Merger Agreement and the transactions contemplated thereby, including the Mergers). Neither Sponsor nor SRAC Partners shall commit or agree to take any action in contravention of the foregoing that would be effective prior to the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof.

12.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, without the prior written consent of the Company, Sponsor and SRAC Partners each agree not to (a) transfer any Parent Shares or (b) deposit any Parent Shares into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Parent Shares or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement) that conflict with Sponsor’s and SRAC Partners’ obligations pursuant to Section 10 or Section 11; provided, that Sponsor and SRAC Partners each may, without the Company’s prior written consent, transfer any such Parent Shares to any Affiliate of Sponsor or SRAC Partners, respectively, if, and only if, the transferee of such Parent Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as Sponsor or SRAC Partners, respectively (to the extent applicable to such transferred Parent Shares).

13.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, Sponsor and SRAC Partners each agree that any Parent Shares that either Sponsor or SRAC Partners purchases or otherwise hereinafter acquires or with respect to which either otherwise acquires voting power after the execution of this Letter Agreement and prior to the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof shall be subject to the terms and conditions of this Letter Agreement to the same extent as if they were owned by Sponsor or SRAC Partner as of the date hereof.

14.	Sponsor hereby represents and warrants to Parent as follows:

(a) Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid and binding agreement of Sponsor enforceable against it in accordance with its terms, subject to the Remedies Exception.

(b) As of the date hereof, Sponsor is the owner of 495,000 shares of Parent Class A Common Stock, 4,136,029 shares of Parent Class B Common Stock, and 247,500 Private Placement Warrants, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement, the Charter Documents of Parent, the Merger Agreement, the Registration Rights Agreement dated November 7, 2019, by and among Parent, the Sponsor and Cantor Fitzgerald & Co. (the “RRA”) or as otherwise disclosed pursuant to any Parent SEC Reports filed prior to the date hereof or (ii) arising under applicable securities Laws, and Sponsor does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities of, Parent. Sponsor has and will have until the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Letter Agreement and power to agree to all of the matters applicable to Sponsor set forth in this Letter Agreement.

(c) The execution and delivery of this Letter Agreement by Sponsor does not, and the performance by Sponsor of the obligations under this Letter Agreement and the compliance by Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Shares owned by Sponsor pursuant to any Contract to which Sponsor is a party or by which Sponsor is bound, except, in the case of clause (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Sponsor in connection with the execution and delivery of this Letter Agreement or the consummation by Sponsor of the transactions contemplated hereby, except as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e) As of the date hereof, there is no action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) Except for this Letter Agreement and the Prior Letter Agreement, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Parent Shares or other equity securities of Parent owned by Sponsor, (ii) granted any proxy, consent or power of attorney with respect to any Parent Shares or other equity securities of Parent owned by Sponsor (other than as contemplated by this Letter Agreement) or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Letter Agreement.

(g) Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Letter Agreement.

15.	SRAC Partners hereby represents and warrants to Parent as follows:

(a) SRAC Partners has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by SRAC Partners and constitutes a valid and binding agreement of SRAC Partners enforceable against it in accordance with its terms, subject to the Remedies Exception.

(b) As of the date hereof, SRAC Partners is the owner of 0 shares of Parent Class A Common Stock, 176,471 shares of Parent Class B Common Stock, and 0 Private Placement Warrants, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement, the Charter Documents of Parent, the Merger Agreement, the RRA or as otherwise disclosed pursuant to any Parent SEC Reports filed prior to the date hereof or (ii) arising under applicable securities Laws, and SRAC Partners does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities of, Parent. SRAC Partners has and will have until the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Letter Agreement and power to agree to all of the matters applicable to SRAC Partners set forth in this Letter Agreement.

(c) The execution and delivery of this Letter Agreement by SRAC Partners does not, and the performance by SRAC Partners of the obligations under this Letter Agreement and the compliance by SRAC Partners with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to SRAC Partners, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of SRAC Partners, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Shares owned by SRAC Partners pursuant to any Contract to which SRAC Partners is a party or by which SRAC Partners is bound, except, in the case of clause (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of SRAC Partners to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to SRAC Partners in connection with the execution and delivery of this Letter Agreement or the consummation by SRAC Partners of the transactions contemplated hereby, except as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of SRAC Partners to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e) As of the date hereof, there is no action pending against, or, to the knowledge of SRAC Partners, threatened against SRAC Partners that would reasonably be expected to materially impair the ability of SRAC Partners to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) Except for this Letter Agreement and the Prior Letter Agreement, SRAC Partners has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Parent Shares or other equity securities of Parent owned by SRAC Partners, (ii) granted any proxy, consent or power of attorney with respect to any Parent Shares or other equity securities of Parent owned by SRAC Partners (other than as contemplated by this Letter Agreement) or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Letter Agreement.

(g) SRAC Partners understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon SRAC Partners’ execution and delivery of this Letter Agreement.

16.	The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and shall be entitled to enforce the provisions hereof as if it was a party hereto.

17.	This Letter Agreement, together with the Merger Agreement to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by Sponsor and/or SRAC Partners in connection with the initial public offering of Parent constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

18.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

19.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.12 (Amendment) and 11.13 (Extension; Waiver) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

20.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Parent being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to Sponsor or SRAC Partners being sent to:

SRC-NI Holdings, LLC
1345 Abbot Kinney Blvd
Venice, California 90291

Attention:	Brian Kabot
Email:	brian@stableroadcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654

Attention:	Douglas C. Gessner, P.C.
Bradley C. Reed, P.C.
Kevin M. Frank
E-mail:	douglas.gessner@kirkland.com
bradley.reed@kirkland.com
kevin.frank@kirkland.com

21.	This Letter Agreement shall immediately and automatically terminate, and have no further force and effect, upon the termination of the Merger Agreement in accordance with its terms prior to the Effective Time.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

SRC-NI Holdings, LLC

By its Managing Members

/s/ Edward K. Freeman
Edward K. Freedman

/s/ Brian Kabot
Brian Kabot

/s/ Juan Manuel Quiroga
Juan Manuel Quiroga

SRAC PIPE Partners LLC

By:	/s/ Brian Kabot
Name:	Brian Kabot
Title:	Chief Executive Officer

Acknowledged and agreed
as of the date of this Letter Agreement:

Stable Road Acquisition Corp.

By:	/s/ Brian Kabot
Name:	Brian Kabot
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement